News Release

Contacts:

Integra LifeSciences Holdings Corporation

John B. Henneman, III                   Maria Platsis
Executive Vice President                Senior Director of Corporate Development
Chief Administrative Officer            and Investor Relations
(609) 936-2481                          (609) 936-2333
jhenneman@Integra-LS.com                mplatsis@Integra-LS.com


                Integra LifeSciences' Proposed Acquisition of the
    Radionics Division of Tyco Healthcare Group, L.P. Clears Antitrust Review


Plainsboro, New Jersey / December 12, 2005 / -- Integra LifeSciences Holdings Corporation (NASDAQ: IART) announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to its pending acquisition of the assets of the Radionics Division of Tyco Healthcare Group, expired on December 9, 2005. On September 7, 2005, Integra LifeSciences announced that it had agreed to acquire the Radionics assets for $80 million in cash, subject to certain adjustments.


The closing of the acquisition remains subject to other customary conditions, including the completion of a carve-out audit for the Radionics business for the fiscal year ended September 30, 2005. We currently expect the transaction to close in the first quarter of 2006.


Integra LifeSciences Holdings Corporation is a diversified medical technology company that develops, manufactures, and markets medical devices for use in a variety of applications. The primary applications for our products are neurosurgery, reconstructive surgery and general surgery. Integra is a leader in applying the principles of biotechnology to medical devices that improve patients' quality of life. Our corporate headquarters are in Plainsboro, New Jersey, and we have manufacturing and research facilities located throughout the world. We have approximately 1,300 employees. Please visit our website at (http://www.Integra-LS.com).


This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning expectations for the timing of the closing of pending acquisitions. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, the fulfillment of all requisite closing conditions could affect the timing of this acquisition. In addition, the economic, competitive, governmental, technological and other factors identified under the heading "Factors That May Affect Our Future Performance" included in the Business section of Integra's Annual Report on Form 10-K for the year ended December 31, 2004 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.


Source: Integra LifeSciences Holdings Corporation